EXHIBIT 10.9

AGREEMENT DATED 12/13/13
CONFORMED TO REFLECT 2/28/14, 3/4/2014 AND 4/16/2014 EXTENSIONS/CONSENTS
BY MAJORITY CONSENTING NOTEHOLDERS

THIS PLAN SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF VOTES WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. ACCEPTANCES OR REJECTIONS WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION MAY NOT BE SOLICITED EXCEPT IN ACCORDANCE WITH THE BANKRUPTCY CODE.

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT is made and entered into as of December 13, 2013 (the “Agreement”) by and among (i) USEC Inc., a Delaware corporation (“USEC”) and (ii) each of the holders that have executed this Agreement (each, a “Consenting Noteholder”) of USEC’s 3.0% Convertible Senior Notes due October 1, 2014 (the “Notes”).

RECITALS

WHEREAS, USEC contemplates a restructuring (the “Restructuring”) pursuant to the terms of the term sheet (the “Term Sheet”) attached hereto as Exhibit A.
WHEREAS, USEC and the Consenting Noteholders (each a “Party” and collectively, the “Parties”) anticipate that the Restructuring will be implemented through a pre-packaged or pre-arranged chapter 11 plan of reorganization.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1.     Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in alphabetical order below:
“Affiliate” has the meaning ascribed thereto in Rule 12b-2 promulgated under the Securities Exchange Act of 1934.
“Agreement” has the meaning set forth in the preamble.
“Agreement Effective Date” has the meaning set forth in paragraph 2 of this Agreement.
“Assumption Agreement” has the meaning set forth in paragraph 7 of this Agreement.
“Ballot” means the ballot distributed with the Disclosure Statement for voting on the Plan.

“Bankruptcy Code” means title 11 of the United States Code.
“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.
“Chapter 11 Case” means the voluntary chapter 11 proceeding to be commenced by USEC for the principal purpose of implementing the Restructuring through the terms of the Plan.
“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan.
“Consenting Noteholder” has the meaning set forth in the preamble.
“Consenting Noteholder Claims” has the meaning set forth in paragraph 12(a) of this Agreement.
“Definitive Documents” means the Disclosure Statement, the Plan, the DIP Facility, the Exit Facility, and all related implementing documents, agreements, exhibits, annexes and schedules (including any corporate governance documents, management incentive plan documents and documents evidencing the New Notes), as such documents may be amended, modified or supplemented from time to time in accordance with the terms hereof, reflecting the transactions embodied in the Term Sheet and in each case mutually acceptable to USEC and the Majority Consenting Noteholders; provided, however, that (i) the Plan shall be substantially in the form attached as Exhibit D with such changes hereafter as shall be mutually acceptable to USEC and the Majority Consenting Noteholders, (ii) the New USEC Governing Documents (as such term is defined in the Plan) shall be substantially in the forms attached as Exhibit E with such changes hereafter as shall be mutually acceptable to USEC and the Majority Consenting Noteholders; and (iii) the Indenture and the Limited Subsidiary Guaranty (as such terms are defined in the Plan) shall have terms and provisions consistent with the Term Sheet and mutually acceptable to USEC and the Majority Consenting Noteholders.
“DIP Facility” means financing and/or cash collateral arrangements with EnrichmentCo for the purpose of funding the Chapter 11 Case, which shall be mutually acceptable to USEC and the Majority Consenting Noteholders.
“Disclosure Statement” means the disclosure statement in respect of the Plan describing, among other things, the Restructuring and the other transactions contemplated by the Term Sheet.
“Effective Date” means the date on which the Plan, following entry of the Confirmation Order by the Bankruptcy Court, becomes effective in accordance with its terms.
“EnrichmentCo” means United States Enrichment Corporation, a subsidiary of USEC.
“Exit Facility” means third-party secured financing and/or intercompany secured lending for the purpose of satisfying in full the DIP Facility, if any, and providing sufficient liquidity for USEC to emerge from Chapter 11 and for USEC and its subsidiaries to operate after USEC’s emergence from Chapter 11, which shall be mutually acceptable to USEC and the Majority Consenting Noteholders.
“Indenture” means that certain Indenture dated as of September 28, 2007, pursuant to which the Notes were issued.

“Majority Consenting Noteholders” means Consenting Noteholders holding a majority in principal amount of the Notes held by the Consenting Noteholders.
“Material Conditions” means the conditions set forth in paragraph 5 of this Agreement.
“Maximum Notes Holdings” means the greater of either: (i) $26.5 million; or (ii) an amount equal to one hundred and ten percent (110%) of the total amount of Notes owned by the relevant person or entity as of June 27, 2013 as set forth on a separate schedule provided to USEC by the Noteholder Advisors on the date hereof (the “June 27 Schedule”). For purposes of making any determination of Maximum Notes Holdings hereunder, Notes held or owned by any person or entity shall include Notes, directly or indirectly, legally or beneficially owned or held by such person or entity, together with any Notes, directly or indirectly, legally or beneficially owned or held by such person’s or entity’s Affiliates.
“Noteholder Advisors” means Akin Gump Strauss Hauer & Feld LLP, Delaware counsel to the Consenting Noteholders and Houlihan Lokey Howard & Zukin Capital, Inc.
“Noteholder Confidentiality Agreement” means any one of those certain confidentiality agreements by and between USEC Inc. and certain Consenting Noteholders.
“Notes” has the meaning set forth in the preamble.
“Party” or “Parties” has the meaning set forth in the recitals.
“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, or any legal entity or association.
“Petition Date” means the date on which the Chapter 11 Case is commenced in the Bankruptcy Court.
“Plan” means USEC’s proposed plan of reorganization, including all exhibits and supplements thereto, the terms of which shall be consistent with the Term Sheet, and which shall be substantially in the form attached as Exhibit D with such changes hereafter as shall be mutually acceptable to USEC and the Majority Consenting Noteholders.
“Press Release” has the meaning set forth in paragraph 15 of this Agreement.
“RD&D Program” has the meaning set forth in paragraph 6(b)(vi) of this Agreement.
“Restructuring” has the meaning set forth in the recitals.
“Solicitation” means the solicitation of votes on the Plan through the distribution of Ballots either prior to the Petition Date under a pre-packaged process, as permitted by section 1126(b) of the Bankruptcy Code, or after the Petition Date under a pre-arranged process, in accordance with section 1125(b) of the Bankruptcy Code.
“Termination Date” has the meaning set forth in paragraph 6(d) of this Agreement.
“Term Sheet” has the meaning set forth in the recitals.
“Transfer” has the meaning set forth in paragraph 7 of this Agreement.
“Transferee” has the meaning set forth in paragraph 7 of this Agreement.

“USEC” has the meaning set forth in the preamble.
2.     Agreement Effective Date. This Agreement shall be effective at 12:01 a.m. Eastern Time on the date on which the following conditions have been satisfied (the “Agreement Effective Date”): (a) USEC shall have executed and delivered counterpart signature pages to this Agreement to the Consenting Noteholders and (b) each of the Consenting Noteholders (together constituting holders of not less than sixty percent (60%) of the outstanding principal amount of the Notes) shall have delivered to USEC an executed counterpart of this Agreement, in each instance, on or before December 13, 2013.
3.     Commitment of Consenting Noteholders. Subject to (a) the occurrence of the Agreement Effective Date and (b) the satisfaction or waiver of the Material Conditions pursuant to paragraph 5 of this Agreement, and as long as this Agreement has not been terminated pursuant to paragraph 6 of this Agreement, each Consenting Noteholder shall:
(i)     in the context of a Solicitation, vote all Notes beneficially owned by such Consenting Noteholder, or for which it is the nominee, investment manager, or advisor for beneficial holders thereof, in favor of the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying voting materials, and return a duly-executed Ballot in connection therewith no later than the deadline for voting on the Plan;
(ii)     not withdraw or revoke its vote;
(iii)    following the commencement of the Chapter 11 Case, not (A) object, on any grounds, to confirmation of the Plan, except to the extent that the terms of such Plan are inconsistent with the terms contained in the Term Sheet, or (B) directly or indirectly seek, solicit, support or encourage (x) any objection to the Plan or (y) any other plan of reorganization or liquidation;
(iv)    subject to appropriate confidentiality measures or agreements, cooperate to the extent reasonable and practicable with USEC’s efforts to obtain required regulatory approvals of the Restructuring and provide any information that may be required by regulatory agencies as a condition to obtaining such approvals; and
(v)    (A) not seek to exercise, or support the exercise of, any remedies under the Notes or the Indenture, including directing or supporting direction by any other holder of the Notes of the indenture trustee to declare a default or otherwise seek enforcement, collection or recovery of claims or obligations under the Notes or the Indenture, (B) upon the occurrence of any default under the Notes or the Indenture arising as a result of USEC’s failure to take the actions required under the Indenture in the event of a “Fundamental Change” due to the failure of USEC’s common stock to be listed for trading on the New York Stock Exchange, affirmatively direct the indenture trustee not to take any actions under Section 502 of the Indenture and not to otherwise seek enforcement, collection or recovery of claims or obligations under the Notes or the Indenture as a consequence of such default; provided, however, the foregoing shall not be construed in any way as requiring any Consenting Noteholder to provide an indemnity to the trustee under the Indenture, or to incur or potentially incur any other liability, in connection with such direction, and (C) not take any other action, including, without limitation, initiating any legal proceeding that is inconsistent with, or that would delay consummation of, the transactions embodied in the Term Sheet, and upon completion, the Definitive Documents; provided, however, that clause (C) above shall not affect the rights of any of the Consenting Noteholders under this Agreement, any Noteholder Confidentiality Agreement, the Term Sheet and the Definitive Documents.

4.     USEC Commitment.    Subject to (a) the occurrence of the Agreement Effective Date and (b) the satisfaction or waiver of the Material Conditions pursuant to paragraph 5 of this Agreement, and as long as this Agreement has not been terminated pursuant to paragraph 6 of this Agreement, USEC shall:
(i)     use its reasonable best efforts to (A) support and complete the transactions embodied in the Term Sheet; (B) do all things reasonably necessary and appropriate in furtherance of the transactions embodied in the Term Sheet; and (C) obtain any and all required regulatory and/or third-party approvals for the transactions embodied in the Term Sheet;
(ii)     not take any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, the Restructuring and the transactions embodied in the Term Sheet including but not limited to, soliciting, encouraging or initiating any offer or proposal from, or entering into any agreement with, any person or entity concerning any actual or proposed transaction involving any or all of (A) a competing plan of reorganization or other financial and/or corporate restructuring of USEC, (B) the issuance, sale or other disposition of any equity or debt interests, or any material assets, or (C) a merger, consolidation, business combination, liquidation, recapitalization, refinancing or similar transaction involving USEC; provided, however, that in no event shall the provisions of this subparagraph (ii) limit any interactions or communications between USEC and any of its preferred stockholders, the Department of Energy, the Nuclear Regulatory Commission or the Pension Benefit Guaranty Corporation with respect to the Restructuring or any other matter, provided that such interactions or communications are not inconsistent with the Restructuring or the Term Sheet;
(iii)     regardless of whether the Restructuring is consummated, promptly pay in cash upon demand any and all reasonable documented out-of-pocket expenses incurred by the Consenting Noteholders (except as to any Consenting Noteholder that has breached and not cured any of its obligations under this Agreement) and the fees and out-of-pocket expenses of the Noteholder Advisors in accordance with the terms of their respective engagement letters; and
(iv)    not agree to any resolution of pension claims, including the alleged Portsmouth 4062(e) event, with the Pension Benefit Guarantee Corporation without the consent of the Majority Consenting Noteholders.
5.     Material Conditions.
(a)    Before (1) USEC commences the Solicitation on the Plan or commences the Chapter 11 Case and (2) any Consenting Noteholder will be obligated to support the Plan under this Agreement, the following conditions (the “Material Conditions”) shall be satisfied and continuing or shall be waived as provided in subparagraph (b) below:
(i)    treatment under the Plan of USEC’s preferred stock shall be mutually acceptable to USEC and the Majority Consenting Noteholders;
(ii)    a commitment for the DIP Facility shall be mutually acceptable to USEC and the Majority Consenting Noteholders;
(iii)    a commitment for the Exit Facility shall be mutually acceptable to USEC and the Majority Consenting Noteholders;

(iv)    the initial members of the new board of directors of USEC to serve from and after the Effective Date shall be designated by the Consenting Noteholders, which designees shall be reasonably acceptable to USEC; and
(v)    completion of the Definitive Documents and “first day” motions and other pleadings or filings to be made by USEC in conjunction with the commencement of the Chapter 11 Case in form and substance mutually acceptable to USEC and the Majority Consenting Noteholders.
(b)    Any of the Material Conditions may be waived between and with the consent of USEC and the Majority Consenting Noteholders. For the avoidance of doubt, a waiver by the Majority Consenting Noteholders shall be binding on all other Consenting Noteholders.
6.     Termination.
(a)    This Agreement shall terminate in the event that (i) USEC and the Majority Consenting Noteholders agree to such termination in writing or (ii) this Agreement is terminated pursuant to any of the remaining provisions of this paragraph 6.
(b)    USEC may terminate this Agreement as to all of the Parties upon three (3) Business Days written notice to the Consenting Noteholders of the occurrence of any of the following events:
(i)    the board of directors of USEC determines in good faith and upon advice of counsel that proceeding with the Restructuring, or the confirmation and consummation of the Plan, would be inconsistent with the exercise of its fiduciary duties;
(ii)    the Material Conditions are not satisfied or waived by March 4, 2014;
(iii)    a material breach by any Consenting Noteholder of its respective obligations under this Agreement that would have a material adverse impact on USEC or on the prompt confirmation or consummation of the Plan, which material breach is not cured on or within three (3) Business Days after the giving of written notice of such breach to the breaching Consenting Noteholder;
(iv)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order denying any requisite approval of, or enjoining, the consummation of a material portion of the Restructuring or the confirmation or consummation of the Plan;
(v)    either the plan support agreement entered into by and between USEC and Babcock and Wilcox Investment Group (the “B&W PSA”) or the plan support agreement entered into by and between USEC and Toshiba American Nuclear Energy Corporation (the “Toshiba PSA”) is terminated;
(vi)    termination or suspension or the announcement of intention to terminate or suspend funding by the Department of Energy for 80% of the cost of the American Centrifuge Cascade Demonstration Test Program (such program, including any extension or successor program, the “RD&D Program”);
(vii)    termination or suspension, or material delay in completion, of the RD&D Program or announcement of intention to terminate or suspend or material delay in completion of the RD&D Program, each other than as a result of action or inaction by USEC;

(viii)    termination, suspension or materially adverse modification of, or the announcement of the intention to terminate, suspend or modify in a materially adverse manner by Joint Stock Company Techsnabexport, that certain transitional supply agreement dated as of March 23, 2011 between EnrichmentCo and Joint Stock Company Techsnabexport; or
(ix)    the entry of an order by the Bankruptcy Court or any other court with appropriate jurisdiction which would have the effect of delaying, preventing, or impeding the Restructuring.
(c)    This Agreement may be terminated as to all the Parties by the Majority Consenting Noteholders upon three (3) Business Days written notice to USEC of the occurrence of any of the following events:
(i)    USEC fails to act in a manner materially consistent with this Agreement or breaches this Agreement;
(ii)    the Material Conditions are not satisfied or waived by March 4, 2014;
(iii)    the board of directors of USEC determines that proceeding with the Restructuring, or the confirmation and consummation of the Plan, would be inconsistent with the exercise of its fiduciary duties;
(iv)    USEC fails to commence (A) the Solicitation or (B) the Chapter 11 Case in the Bankruptcy Court on or before March 7, 2014;
(v)    if the Solicitation occurs before the Petition Date, failure of USEC to commence the Chapter 11 Case in the Bankruptcy Court within 40 days of the commencement of such Solicitation;
(vi)    failure of USEC to file the Plan and the Disclosure Statement with the Bankruptcy Court on the Petition Date, each of which shall be in the form approved in connection with satisfaction of the Material Conditions;
(vii)    if the Solicitation does not occur before the Petition Date, the Solicitation has not commenced within 103 days of the Petition Date;
(viii)    the Confirmation Order, including all exhibits (which shall include the Plan), appendices, plan supplement documents and related documents, each of which shall be in the form approved in connection with satisfaction of the Material Conditions, shall not have been entered by the Bankruptcy Court within (A) 45 days of the Petition Date if the Solicitation occurs before the Petition Date or (B) 153 days of the Petition Date if the Solicitation occurs after the Petition Date;
(ix)    the Effective Date shall not have occurred within (A) 65 days of the Petition Date if the Solicitation occurs before the Petition Date or (B) 173 days of the Petition Date if the Solicitation occurs after the Petition Date;
(x)    the conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code;
(xi)    the appointment of a trustee, receiver or examiner in the Chapter 11 Case;
(xii)    the amendment, modification or filing of a pleading by USEC seeking to amend or modify any of the Definitive Documents or any documents related to the foregoing, including motions,

notices, exhibits, appendices and orders, in a manner not acceptable to the Majority Consenting Noteholders;
(xiii)    USEC experiences any circumstance, change, effect, event, occurrence, state of facts or development, either alone or in combination that has had or is reasonably likely to have a short-term or long-term material adverse effect on the financial condition or operations of USEC and its subsidiaries;
(xiv)    USEC fails to pay the reasonable documented out-of-pocket expenses of each Consenting Noteholder and the fees and expenses of the Noteholder Advisors in accordance with the terms of their respective engagement letters;
(xv)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order denying any requisite approval of, or enjoining, the consummation of a material portion of the Restructuring or the confirmation or consummation of the Plan;
(xvi)    the entry of an order by the Bankruptcy Court or any other court with appropriate jurisdiction invalidating, disallowing, subordinating or limiting in any respect the enforceability, priority or validity of any claims arising under the Notes;
(xvii)    either the B&W PSA or the Toshiba PSA is terminated;
(xviii)    termination or suspension or the announcement of intention to terminate or suspend funding by the Department of Energy for 80% of the cost of the RD&D Program;
(xix)    termination or suspension, or material delay in completion, of the RD&D Program or announcement of intention to terminate or suspend or material delay in completion of the RD&D Program;
(xx)    termination, suspension or materially adverse modification of, or the announcement of the intention to terminate, suspend or modify in a materially adverse manner, that certain transitional supply agreement dated as of March 23, 2011 between EnrichmentCo and Joint Stock Company Techsnabexport; or
(xxi)    the entry of an order by the Bankruptcy Court or any other court with appropriate jurisdiction which would have the effect of delaying, preventing, or impeding the Restructuring.
Notwithstanding any provision in this Agreement to the contrary, upon the written consent of USEC and the Majority Consenting Noteholders, the dates and deadlines set forth in this subparagraph (c) may be extended prior to or upon each such date or deadline, and such later date or deadline agreed to in lieu thereof shall be of the same force and effect as the dates provided herein.
(d)    The date on which this Agreement is terminated in accordance with the foregoing provisions of this paragraph 6 shall be referred to as the “Termination Date”.
(e)    If this Agreement is terminated pursuant to this paragraph 6, then all further obligations of the Parties hereunder with respect to which this Agreement is terminated shall be terminated without further liability; provided, however, that each Party shall have all rights and remedies available to it under applicable law for all matters unrelated to this Agreement; and provided, further, however, that no such termination shall relieve any Party of liability for its material breach of this Agreement. Notwithstanding any provision in this Agreement to the contrary, the right to terminate this Agreement under this paragraph 6 shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the occurrence of a termination event.
7.     Transfer of Notes. If, following execution of this Agreement by a Consenting Noteholder, such Consenting Noteholder (directly or indirectly) hypothecates, pledges, conveys, transfers, assigns or sells (collectively, a “Transfer”) all or a part of the Notes held by such Consenting Noteholder to any Person (each such Person, a “Transferee”), Transferee must (a) as a condition precedent to the settlement of such Transfer, execute an assumption in substantially the form set forth hereto as Exhibit B (the “Assumption Agreement”) and (b) not hold, as a result of the Transfer, more than the Maximum Notes Holdings. To the maximum extent permitted by applicable law, any Transfer that is made in violation of the immediately preceding sentence shall be null and void. A Consenting Noteholder shall use commercially reasonable efforts to cause USEC and the Noteholder Advisors to receive (i) notification of such Transfer and (ii) a copy of the executed Assumption Agreement, in each case within three Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer; provided, however, that a Transfer shall not be effective until notification of such Transfer and a copy of the executed Assumption Agreement are received by USEC and the Noteholder Advisors.
8.     Acquisition of Additional Notes. This Agreement shall in no way be construed to preclude any Consenting Noteholder from acquiring additional Notes; provided, however, that (a) any such additional Notes automatically shall be subject to the terms of this Agreement and (b) the acquisition of any such additional Notes shall not result in the Consenting Noteholder holding more than the Maximum Notes Holdings. A Consenting Noteholder shall notify USEC and the Noteholder Advisors, in writing, of any Notes acquired by it within three Business Days of the execution of an agreement (or trade confirmation) in respect of such acquisition.
9.     Confidential Treatment of Holdings of Consenting Noteholders. USEC and each Consenting Noteholder agrees to keep confidential the names of the Consenting Noteholders and the amount of Notes held (beneficially or otherwise) by any Consenting Noteholder, except to the extent (a) required by applicable law, (b) necessary to obtain any regulatory consents to the Restructuring and the transactions contemplated by the Term Sheet or (c) agreed to in writing with a Consenting Noteholder (and then, only with respect to such agreeing holder’s holdings); provided that if disclosure is required by applicable law, advance notice of the intent to disclose (unless it shall not be practicable to give such advance notice) shall be given by the disclosing Party to each Consenting Noteholder who shall have the right to seek a protective order prior to disclosure; provided further that no notice shall be required regarding any disclosure to a regulator having jurisdiction over a Consenting Noteholder or any of its representatives in the course of such regulator’s general examination or inspection. If USEC determines that it is required to attach a copy of this Agreement to any Definitive Document, it will redact any reference to a specific Consenting Noteholder and such holder’s holdings. Notwithstanding the foregoing, USEC shall not be required to keep confidential the aggregate holdings of all Consenting Noteholders.
10.    Party Representations. Each Party represents and warrants to each other Party that:
(a)    Corporate Form. As of the date of this Agreement, (a) such Party is duly organized, validly existing, and in good standing under the laws of the state of its organization; (b) such Party has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement (including consummation of the Restructuring); and (c) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

(b)    No Conflicts. Except as provided in Schedule 10(b), the execution and delivery of this Agreement by such Party and the performance of its obligations hereunder (including consummation of the Restructuring) do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents) or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both and exclusive of defaults relating to solvency and bankruptcy) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents). Such Party is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.
(c)    Governmental Consents. The execution and delivery of this Agreement by such Party and the performance of its obligations hereunder (including consummation of the Restructuring) do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than (i) such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission, (ii) such filings as may be necessary or required in connection with the Chapter 11 Case and (iii) as set forth in Schedule 10(c).
(d)    Binding Obligation. This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
(e)    No Litigation. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against such Party that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.
(f)    Legal Representation. Such Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and the Term Sheet, and has had the contents hereof fully explained by such counsel and is fully aware of such contents and legal effect.
11.    Additional USEC Representations. USEC hereby represents and warrants that nothing in the organizational documents of USEC or EnrichmentCo or applicable law shall prevent USEC from immediately subsequent to the consummation of the Restructuring, appointing any person of its choosing to the board of EnrichmentCo, provided that such appointment complies with (a) the statements contained in the letter from USEC to the Nuclear Regulatory Commission (NRC) on June 27, 2013 describing the Restructuring and any determinations, consents, conditions or restrictions that may be issued or required by the NRC; (b) the requirements of Sections 184 and 193 of the Atomic Energy Act of 1954 (as amended by Section 3116 of the USEC Privatization Act), 42 U.S.C. §§ 2234 and 2243, with respect to direct or indirect transfers of control of licensees and limitations on foreign ownership, control and domination, and implementing NRC regulations; and (c) the restrictions on access to classified, export controlled and other sensitive information and control over classified or nuclear operations under the Atomic Energy Act of 1954 and implementing regulations of the NRC and U.S. Department of Energy (DOE).
12.    Additional Consenting Noteholder Representations. Each Consenting Noteholder severally and not jointly represents and warrants to each other Party that:
(a)    Holdings by Consenting Noteholders. It either (i) is the sole legal and beneficial owner of the principal amount of Notes set forth on such Consenting Noteholder’s signature page to this Agreement and all related claims, rights and causes of action arising out of or in connection with or otherwise relating thereto (for each such Consenting Noteholder, the “Consenting Noteholder Claims”) or (ii) has sole investment or voting discretion with respect to such Notes and Consenting Noteholder Claims and has the power and authority to bind the beneficial owner(s) of such Notes and/or Consenting Noteholder Claims to the terms of this Agreement. It has full and sole power and authority to vote on and consent to matters concerning such Notes and Consenting Noteholder Claims with respect to the Transaction. The principal amount of Notes set forth on such Consenting Noteholder’s signature page to this Agreement is all of the principal amount of Notes, directly or indirectly, legally or beneficially owned or held by Consenting Noteholder together with its controlled Affiliates.
(b)    Holdings as of June 27, 2013. The principal amount of Notes set forth opposite its name on the June 27 Schedule is all of the principal amount of Notes, directly or indirectly, legally or beneficially owned or held by Consenting Noteholder together with its controlled Affiliates as of June 27, 2013.
(c)    No Encumbrances. Its Notes and Consenting Noteholder Claims are free and clear of any pledge, lien, security interest, charge, claim, voting restriction, right of first refusal or other limitation of any kind, in each case that would adversely affect its performance of the obligations set forth in this Agreement at the time such obligations are required to be performed.
(d)    Prior Transfers. It has made no prior assignment, sale, grant, pledge, conveyance, or other transfer of, and has not entered into any agreement to assign, sell, grant, pledge, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in its Notes or Consenting Noteholder Claims or its voting rights with respect thereto.
(e)    Accredited Investor. It is (i) a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities of USEC (including any securities that may be issued in connection with the Transaction), making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and it has made its own analysis and decision to enter in this Agreement, (ii) an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933 (as amended) or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act of 1933 (as amended) and (iii) acquiring any securities that may be issued in connection with the Transaction for its own account and not with a view to the distribution thereof. Each Consenting Noteholder hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate and sufficient.
13.    Further Documentation/Cooperation.
(a)    The Noteholder Advisors are hereby authorized by each Consenting Noteholder to continue to pursue and negotiate the terms of the Definitive Documents with USEC and its advisors. USEC will negotiate in good faith with the Noteholder Advisors with respect to the Definitive Documents. It shall not be necessary for USEC to negotiate directly with any Consenting Noteholder unless it has been advised in writing by the Consenting Noteholder that its interests are no longer being represented by the Noteholder Advisors. For the avoidance of doubt, there is no prohibition against direct communications between any Consenting Noteholder and USEC with respect to the Definitive Documents or any other matter. Notwithstanding anything to the contrary contained herein, the Definitive Documents shall be consistent with the Term Sheet and otherwise acceptable to the Majority Consenting Noteholders and USEC.
(b)    Prior to the commencement of and during the Chapter 11 Case, USEC shall, except (i) in an emergency where it is not reasonably practicable or (ii) upon consent of the Noteholder Advisors, provide draft copies of all motions or applications and other documents USEC intends to file with the Bankruptcy Court to the Noteholder Advisors no later than three Business Days prior to the date when USEC intends to file any such document and shall consult in good faith with the Noteholder Advisors regarding the form and substance of any such proposed filing with the Bankruptcy Court; provided, however, that in the event that three Business Days’ notice is not practicable, USEC shall provide draft copies of any motions, applications and other documents USEC intends to file with the Bankruptcy Court to the Noteholder Advisors as soon as reasonably practicable and in no event less than one day before the date when USEC intends to file any such document.
14.    Service on Official Committee. Notwithstanding anything herein to the contrary, if an official committee is appointed in the Chapter 11 Case and a Consenting Noteholder is appointed to and serves on such official committee, the terms of this Agreement shall not be construed to limit such Consenting Noteholder’s exercise of its fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that serving as a member of such committee shall not relieve the Consenting Noteholder of any obligations to vote in favor of the Plan; provided, further, that nothing in this Agreement shall be construed as requiring any Consenting Noteholder to serve on any official committee in the Chapter 11 Case.
15.    Public Announcements. Except as required by applicable law or regulation, USEC shall not (a) use the name of any Consenting Noteholder (or any of its controlled affiliates, officers, directors, trustees, managers, stockholders, members, employees, partners, representatives or agents other than the Noteholder Advisors, in such capacity) in any press release or filing with the Securities and Exchange Commission without such Consenting Noteholder’s prior written consent or (b) disclose to any person, other than legal, accounting, financial and other advisors to USEC, the name of any Consenting Noteholder or the principal amount or percentage of Notes held by any Consenting Noteholder or any of its respective subsidiaries or affiliates; provided, however, that USEC shall be permitted to disclose in the Press Release (defined below), the aggregate principal amount of, and aggregate percentage of Notes held by the Consenting Noteholders in the aggregate. USEC shall submit to the Noteholder Advisors all press releases, public filings, public announcements or other written communications with any news media in each case to be made by USEC relating to this Agreement or the transactions contemplated hereby and any amendments thereof for review and potential suggestions, which shall be promptly provided. Except as required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body, or in filings to be made with the Bankruptcy Court, neither USEC nor the Consenting Noteholders shall, nor shall they permit any of their respective affiliates to, make any public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby or by the Definitive Documents; provided, however, that notwithstanding the foregoing USEC shall issue a press release (the “Press Release”) no later than 8:00 a.m. Eastern Time on the second Business Day following the Agreement Effective Date substantially in the form attached hereto as Exhibit C, and shall promptly thereafter file with the SEC a current report on Form 8-K filing the Press Release, this Agreement, and the Term Sheet. Notwithstanding the forgoing, if USEC fails to issue a Press Release in compliance with the previous sentence, any of the Consenting Noteholders may issue a Press Release containing all material information relating to the transactions contemplated hereby. Nothing in this paragraph 15 shall be deemed to waive, amend or modify the terms of any Noteholder Confidentiality Agreement and, for the avoidance of doubt and notwithstanding anything to the contrary herein, the rights and obligations under each Noteholder Confidentiality Agreement (including the disclosure rights and obligations set forth in section 4 of the Noteholder Confidentiality Agreements) shall govern in the event that a Disclosure Trigger (as defined in the Noteholder Confidentiality Agreement) occurs or has occurred.
16.    Relationship Among Consenting Noteholders. Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Noteholders under this Agreement shall be several, not joint. Furthermore, it is understood and agreed that no Consenting Noteholder has any duty of trust or confidence in any form with any other Consenting Noteholder, and there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Noteholder may trade in the Notes or other debt or equity securities of USEC without the consent of USEC or any other Consenting Noteholder, subject to applicable securities laws and paragraphs 7 and 8 of this Agreement. No Consenting Noteholder shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Consenting Noteholders shall in any way affect or negate this understanding and agreement.
17.    Entire Agreement. This Agreement, including exhibits, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, further, that the Parties shall enter into various Definitive Documents upon the effective date of the Plan to give effect to the transactions contemplated in this Agreement.
18.    Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of USEC and in contemplation of a possible bankruptcy filing by USEC, and thus (a) the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, (b) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code and (c) USEC hereby waives its right to assert a contrary position in the Chapter 11 Case with respect to the foregoing.
19.    Waiver. If the transactions contemplated herein are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.
20.    Amendments.    Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written consent of USEC and each Consenting Noteholder.
21.    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, seeking an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.
22.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Case is commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

23.    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXHIBITS ATTACHED HERETO.
24.    Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally (with receipt confirmed telephonically), (b) delivered by electronic or facsimile transmission (with receipt confirmed telephonically) or (c) delivered by overnight courier (signature required) to the parties at the following addresses, email addresses or facsimile numbers:
(a)    If to a Consenting Noteholder:

The address set forth beneath such Consenting Noteholder’s name on the signature page below

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, NY 10036-6745
Attn: Michael S. Stamer (mstamer@akingump.com)
Attn: James Savin (jsavin@akingump.com)
Facsimile: (212) 872-1002 and (202) 887-4288
(Confirm receipt with James Savin at telephone number (202) 887-4417)

(b)    If to USEC:

USEC Inc.
6903 Rockledge Drive
Bethesda, MD 20817
Attn: John C. Barpoulis (CFO-Office@usec.com)
Attn: Peter B. Saba (OGC-Office@usec.com)
Facsimile: (301) 564-3205
(Confirm receipt with Peter Saba at telephone number (301) 564-3327)

with a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022-4834
Attn: D. J. Baker (dj.baker@lw.com)
Attn: Rosalie W. Gray (rosalie.gray@lw.com)
Facsimile: (212) 751-4864
(Confirm receipt with Rosalie Gray at telephone number (212) 906-1282)

25.    Additional Parties. Without in any way limiting the provisions hereof, additional holders of Notes may elect to become Parties by executing and delivering to USEC and the Consenting Noteholders a counterpart hereof. Such additional holders shall become a Party to this Agreement as a Consenting Noteholder in accordance with the terms of this Agreement.

26.    Successors and Assigns. Subject to paragraph 7, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto, without the prior written consent of the other Parties hereto, and then only to a Person who has agreed to be bound by the provisions of this Agreement. This Agreement is intended to and shall bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives.
27.    No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.
28.    Not a Solicitation. This Agreement does not constitute (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, or (b) a solicitation of votes on a chapter 11 plan of reorganization for purposes of the Bankruptcy Code. Votes from the Consenting Noteholders will not be solicited until they have received a Disclosure Statement and related Ballot in accordance with section 1125(b) or 1126(b), as applicable, of the Bankruptcy Code.
29.    Interpretation/Construction.
(a)    Time Periods. If any time period or other deadline provided in this Agreement expires on a day that is not a Business Day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding Business Day.
(b)    Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.
(c)    Interpretation. For purposes of this Agreement, unless otherwise specified: (i) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (ii) all references herein to “paragraphs” or “Exhibits” are references to paragraphs or exhibits of this Agreement; and (iii) the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Agreement in its entirety rather than to a particular portion of this Agreement.
(d)    Construction. Each Party acknowledges that it has received adequate information to enter into this Agreement, and that this Agreement and the Exhibits attached hereto have been prepared through the joint efforts of all of the Parties. Neither the provisions of this Agreement or the Exhibits attached hereto nor any alleged ambiguity herein or therein shall be interpreted or resolved against any Party on the ground that such Party’s counsel drafted this Agreement or the Exhibits attached hereto, or based on any other rule of strict construction.
30.    Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

[Signature Pages Follow]

IN WITNESS WHEREOF, USEC Inc. and each of the Consenting Noteholders have executed this Agreement as of the date first written above.

USEC INC.

[SIGNATURE ON 12/13/13 ORIGINAL]

By: _____________________________________
Name:
Title:

The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Noteholder.
CONSENTING NOTEHOLDER:

[SIGNATURES ON 12/13/13 ORIGINAL]

_____________________________________________
Name of Consenting Noteholder

By:    __________________________________________
Signature of Authorized Signatory of Consenting Noteholder

__________________________________________
Name of Authorized Signatory

__________________________________________
Title of Authorized Signatory

Address of Consenting Noteholder:

______________________________________________
______________________________________________
______________________________________________

Attn:______________________________________

Telephone Number:________________------__________

Facsimile Number:___________________________

Email Address:______________________________

Principal Amount of Notes:________________-____ -

Schedule 10(b)
No Conflicts Exceptions
This Schedule assumes that USEC Inc.’s restructuring is consummated as set forth in the Term Sheet attached as Exhibit A. Accordingly, all contracts not rejected as permitted by the Bankruptcy Code are assumed as provided for in the Bankruptcy Code. Only material agreements that are intended to be assumed but may be subject to Bankruptcy Code Section 365(c) and applicable Third Circuit law requiring counterparty consent to assumption are listed here:

1.	Non-Exclusive Patent License between USEC Inc. and the United States Department of Energy

2.	Cooperative Agreement among USEC Inc., American Centrifuge Demonstration, LLC and the United States Department of Energy[1]

3.	Agreement between United States Department of Energy and USEC Inc. dated 2002-06-17 (known as the June 2002 Agreement)

1 This will be completed by year-end. If extended, USEC Inc. may not be a party after 1/15/14.

Schedule 10(c)
Governmental Consents Exceptions

1.	U.S. Department of Energy (DOE) -

(a)
Filings with, consents or approval of, or notices to, or other actions required to assume contracts entered into by DOE with USEC which are set forth in Schedule 10(b) (which is incorporated by reference in this Schedule as if fully set forth herein); or

(b)
Filings with, consents or approval of, or notices to, or other actions required to maintain access to Classified Information in accordance with the Atomic Energy Act; implementing regulations including 10 CFR Part 95, and 10 CFR Part 725 and applicable guidance.

2.    U.S. Nuclear Regulatory Commission (NRC)-

(a)
Filings with, consents or approval of, or notices to, or other actions required to comply with requirements of Sections 184 and 193 of the Atomic Energy Act of 1954 (as amended by Section 3116 of the USEC Privatization Act), 42 U.S.C. §§ 2234 and 2243, with respect to direct or indirect transfers of control of licensees and limitations on foreign ownership, control and domination, and implementing NRC regulations which may be required if the restructuring differs materially from the statements contained in the letter from USEC to the Nuclear Regulatory Commission (NRC) on June 27, 2013 describing the Restructuring; or

(b)
Filings with, consents or approval of, or notices to, or other actions required upon filing of the bankruptcy petition or during the bankruptcy proceeding in accordance with 10 CFR Part 70; 10 CFR Part 76 and applicable guidance including but not limited to NUREG 1556.

Schedule 10 (c) Definitions:
“Atomic Energy Act” means the Atomic Energy Act of 1954, as amended (42 U.S.C. 2011 et seq.).
“Classified Information” means (i) information classified as either Restricted Data or Formerly Restricted Data or (ii) National Security Information.
“Formerly Restricted Data” means information jointly determined by DOE and the Department of Defense to be related primarily to the military utilization of nuclear weapons and removed (by transclassification) from the Restricted Data category pursuant to section 142(d) of the Atomic Energy Act. (See 10 CFR §1045.3)
“National Security Information” means information that has been determined pursuant to Executive Order 12958, as amended (68 Federal Register 15315 (March 28, 2003)), or prior or subsequent Executive Orders to require protection against unauthorized disclosure and is marked to indicate its classification status when in document form. National Security Information is referred to as 'defense information' in the Atomic Energy Act. (See 10 CFR §1045.3)

“Restricted Data” means a kind of classified information that consists of all data concerning the following, but not including data declassified or removed from the Restricted Data category pursuant to section 142 of the Atomic Energy Act: (i) design, manufacture, or utilization of atomic weapons; (ii) production of special nuclear material; or (iii) use of special nuclear material in the production of energy. (See 10 CFR §1045.3)

Exhibit A
Term Sheet
This Term Sheet sets forth the principal terms of a proposed financial restructuring (the “Restructuring”) of USEC Inc. (“USEC” or the “Company”) agreed to by the Company and certain unaffiliated holders (collectively, the “Consenting Noteholders”) of 3.0% Convertible Senior Notes (the “Notes”) due October 1, 2014, issued pursuant to that certain Indenture dated as of September 28, 2007 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and among USEC, as issuer, and Wells Fargo Bank, N.A., as trustee. This Term Sheet is an integral part of and is incorporated by reference into the Plan Support Agreement (the “Agreement”) to which it is attached as Exhibit A. This Term Sheet supersedes any proposed term sheet regarding the subject matter hereof and dated prior to the date hereof.
Classification and Treatment of Claims Against and Interests in USEC

Administrative, Priority Tax and Other Priority Claims:
On or as soon as practicable after the Effective Date, each holder of an administrative, priority tax or other priority claim shall receive treatment of such claim consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.
Secured Claims
All Allowed Secured Claims will be reinstated and otherwise not impaired and all liens shall be continued until the Claims are paid in full.
DIP Facility
On the Effective Date, the claims in connection with the DIP Facility, if any, shall be paid in full, in cash, unless otherwise agreed by the lender. If the DIP Facility is not paid in full by agreement of the lender, the underlying Claim shall continue in full force and effect and all DIP liens shall continue against Reorganized USEC until such Claim is paid in full.
Notes
On the Effective Date, in exchange for their Notes claims (inclusive of principal, fees and interest accrued through the Petition Date), holders of the Notes shall receive, on a pro rata basis, (i) 79.04% of the common stock of reorganized USEC (the “New Common Stock”), subject to dilution on account of the Management Incentive Program (as defined below), (ii) cash equal to the amount of the interest accrued on account of the Notes from the date of the last interest payment made before the Petition Date to the Effective Date and (iii) $200 million in principal amount of new notes (“New Notes”) issued by Reorganized USEC on terms described further herein and otherwise acceptable to the Majority Consenting Noteholders2 and the Company.
2 “Majority Consenting Noteholders” means Consenting Noteholders holding a majority in principal amount of the Notes held by the Consenting Noteholders as of the relevant time.

Preferred Stock and Warrants3
In exchange for B&W’s existing Preferred Stock and warrants, B&W to receive (i) $20.19 million of New Notes and (ii) 7.98% of the New Common Stock (subject to dilution on account of a management incentive plan); and in exchange for Toshiba’s existing Preferred Stock and warrants, Toshiba to receive (i) $20.19 million of New Notes and (ii) 7.98% of the New Common Stock (subject to dilution on account of a management incentive plan).
Such New Common Stock may be structured in a similar manner as the Class B Common Stock structure in previous investment.
Existing Preferred Stock, warrants and any other equity securities owned by B&W, Toshiba or any of their affiliates to be cancelled.
B&W and Toshiba to each agree to discuss in good faith with USEC the possible investment of up to $20.19 million (for an aggregate investment of $40.38 million) of equity in ACP in a special purpose entity to commercialize ACP in the future, subject to mutually agreed upon terms and conditions including receipt of an acceptable ACP business plan and subject to corporate approvals, but in any event contingent upon the closing of funding for the American Centrifuge Plant of not less than $1.5 billion of debt supported by the DOE loan guarantee program or other government support or funding in such amount.
The existing securities purchase agreement dated May 25, 2010, and investor rights agreement dated September 2, 2010, will be terminated without liability to, or any future obligation of, any party. The existing strategic relationship agreement dated May 25, 2010, will be assumed under the Plan. A supplementary strategic relationship agreement will be entered as of the Effective Date reflecting the provisions of this term sheet.
For the avoidance of doubt, the New Common Stock issued to B&W and Toshiba will not be subject to requirements regarding Orderly Sales Arrangements (as defined in the securities purchase agreement).
No change to current arrangements among American Centrifuge Manufacturing, LLC, B&W and USEC related to the manufacture of centrifuges for ACP.
Toshiba and USEC shall discuss in good faith the possibility of Toshiba receiving more favorable off-take conditions than those set forth in the current strategic relationship agreement.
3Subject to agreement by Toshiba and B&W.

General Unsecured Claims Other Than Notes Claims
On or as soon as reasonably practicable after the Effective Date or when such obligation becomes due according to its terms, whichever is later, in exchange for their Allowed Unsecured Claims against USEC, each of the holders thereof shall be paid in full, in cash, or otherwise not impaired consistent with section 1124 of the Bankruptcy Code.
Allowed Unsecured Claims held by subsidiaries of USEC shall be reinstated and otherwise not impaired, unless otherwise agreed by the holder of each such Claim.

Section 510(b) Claims
To be subordinated to the maximum extent possible under the Bankruptcy Code.
Equity Interests
On the Effective Date, in exchange for their prepetition common stock interests in USEC and other equity interests in USEC, including warrants, rights and options to acquire such prepetition common stock interests (collectively, the “Old Equity”), the holders of Old Equity shall receive their pro rata share of 5% of the New Common Stock, subject to dilution on account of the Management Incentive Program.

Other Principal Plan Terms
Executory Contracts and Unexpired Leases
Pursuant to the terms and conditions of the Plan, on the Effective Date, reorganized USEC shall assume all of its unexpired leases and customer and vendor executory contracts.
Exit Facility
On the Effective Date, reorganized USEC shall enter into the Exit Facility. It is acknowledged and agreed that EnrichmentCo may act as the Exit Lender and/or provide other intercompany secured funding to USEC, which shall be secured by all assets of USEC.
New Common Stock
The New Common Stock shall constitute 100% of the equity interests in reorganized USEC, subject to dilution on account of the Management Incentive Program.
Subject to foreign ownership restrictions in charter; additional restrictions may be necessary to preserve NOLs and other tax attributes/built in losses; possible NRC issues.
Terms to be agreed to prior to the earlier of the commencement of the Solicitation or the Petition Date.
New Notes
Material Terms of New Indenture and Limited Subsidiary Guaranty
Interest. The New Notes shall pay cash interest at a rate of 8%. Reorganized USEC may elect to (a) pay in kind up to 1.5% of interest for the time period between the date of issuance and September 30, 2014, (b) pay in kind up to 3% of interest for the time period between October 1, 2014 and September 30, 2015, and (c) pay in kind up to 5.5% of interest from October 1, 2015 through maturity, at its option.
Maturity. The New Notes shall mature 5 years from the date of issuance; provided that the maturity date shall be automatically extended to 10 years from the date of issuance upon the initial draw or other initial funding, in each case, of a material amount, under binding agreements providing for (i) the funding for the American Centrifuge Plant (“ACP”) of not less than $1.5 billion of debt supported by the DOE loan guarantee program or other government support or funding in such amounts, or (ii) the implementation and deployment of a National Security Train Program utilizing American Centrifuge technology with an expected total program cost to be funded by the government of not less than $750 million.

Offer to Repurchase. In the event that reorganized USEC experiences a change of control (as defined in the Indenture for the New Notes but expressly excluding (a) any equity raise intended to support ACP or another next generation enrichment technology or (b) any sale or merger of reorganized USEC to or into an entity for the purpose of continuing to pursue commercialization of the ACP or such other next generation enrichment technology), USEC will be required to offer to repurchase all of the notes at 101% of the aggregate principal amount repurchased plus accrued and unpaid interest, if any.
Ranking of the Notes. The New Notes shall be expressly subordinated to and will rank junior to any funding provided by EnrichmentCo.
EnrichmentCo. Limited Guarantee; Security. The New Notes shall be guaranteed (the “Guarantee”) by EnrichmentCo. and secured by a “silent” lien (the “Lien”) on the assets of EnrichmentCo. which secured EnrichmentCo.’s previous revolving credit facility, plus any assets of EnrichmentCo. securing the Designated Senior Claims (as defined below) (the “Collateral”). The Guarantee and Lien shall be expressly and contractually subordinated in all rights and respects to the following (the “Designated Senior Claims”):
(i)    Guarantees and liens granted to secure the Exit Facility;
(ii)    Guarantees and liens granted for the benefit of the PBGC pursuant to any settlement of the alleged 4062(e) event at Portsmouth or any future 4062(e) event;
(iii)    Guarantees and liens granted to secure USEC’s equity commitment with respect to the financing of ACP;
(iv)    Guarantees and liens granted for the benefit of the Department of Energy, export credit agencies or any other lenders/insurers providing any financing or government support of ACP; and
(v)    Claims against EnrichmentCo by the Federal Government.
Other than with respect to the Unconditional Interest Claim (as defined below), the Lien and Guarantee shall automatically terminate and no longer be in effect upon the occurrence of any of the following (each, a “Termination Event”):
(i)    the involuntary termination by the PBGC of any of the qualified pension plans of USEC or EnrichmentCo;
(ii)    the cessation of funding prior to completion of the RD&D Program; and
(iii)    the termination of efforts by USEC to commercialize ACP and either (A) the efforts of USEC to commercialize another next generation enrichment technology funded at least in part by new capital provided by EnrichmentCo have been terminated or are not being pursued or (B) the attainment of capital necessary to commercialize another next generation enrichment technology with respect to which USEC is involved which does not include new capital provided by EnrichmentCo.
Furthermore, EnrichmentCo. shall be expressly prohibited from making any payment of principal on the New Notes at any time EnrichmentCo has past-due and unpaid liabilities owed to the Federal Government.
The Unconditional Interest Claim shall mean the amount equal to the amount of interest on the New Notes (at the non-default rate of 8% per annum) that is accrued and unpaid in cash from the date of issuance through the earlier of (x) the date of commencement by EnrichmentCo of a proceeding under chapter 7 or chapter 11 of the Bankruptcy Code or (y) the maturity of the New Notes. 4 The

Unconditional Interest Claim shall continue to be guaranteed by EnrichmentCo. and secured by the Lien notwithstanding the occurrence of a Termination Event.
Restrictive Covenants. The indenture pursuant to which the New Notes will be issued will contain covenants consistent with the corresponding covenants (if any) in the Indenture for the Notes (except as noted) covering (i) the payment of principal and interest, (ii) maintenance of an office or agency for the payment of the notes, (iii) SEC Reports (reorganized USEC will continue to file reports with the SEC even if not subject to reporting requirements), (iv) stay, extension and usury laws, (v) existence, (vi) maintenance of properties and (vii) maintenance of insurance. The indenture will otherwise contain no covenants that restrict the operation of USEC or its subsidiaries, or their respective businesses other than (i) limitations on EnrichmentCo.’s ability to transfer the Collateral, which covenant (a) will permit transfers in the ordinary course of business and in connection with an operational wind down of the business of EnrichmentCo., (b) will not limit transfers in support of ACP or next generation enrichment technology and (c) will permit unrestricted transfers of cash to USEC for general corporate purposes, to support its obligations under the New Notes and in support of ACP or next generation enrichment technology and (ii) limitations on liens that may be imposed on the assets of EnrichmentCo. (with exceptions consistent with USEC’s previous revolving credit facility).

4 For the avoidance of doubt, the Unconditional Interest Claim includes any interest paid in kind.

Management Incentive Program
On, or as soon as reasonably practicable after, the Effective Date, a management incentive program (the “Management Incentive Program”) shall be implemented to provide designated members of senior management of reorganized USEC with New Common Stock and/or options to purchase shares of New Common Stock. The Management Incentive Program will be attached to the Plan.
Restructuring Expenses
USEC shall pay all reasonable documented out-of-pocket expenses of each Consenting Noteholder and the fees and expenses of Akin Gump Strauss Hauer & Feld LLP, Delaware counsel to the Consenting Noteholders and Houlihan Lokey (in accordance with the terms of their respective engagement letters) in connection with the Restructuring, including, without limitation, in connection with the negotiation, documentation and consummation of this Term Sheet, the solicitation materials, the Plan, all other documents related to the Plan and the Restructuring contemplated hereby and thereby. For the avoidance of doubt, all fees and expenses of Akin Gump Strauss Hauer & Feld LLP, Delaware counsel to the Consenting Noteholders and Houlihan Lokey that have accrued but remain unpaid as of the Effective Date shall be paid in full by USEC, in cash, no later than the Effective Date without application to the Bankruptcy Court.
Also, B&W to receive reimbursement of all reasonable and documented out-of-pocket expenses of B&W and the fees and expenses of Baker Botts L.L.P., Delaware counsel to B&W and E&A Advisors, LLC in connection with the Restructuring, except as otherwise provided in the B&W PSA; and Toshiba to receive reimbursement of all reasonable and documented out-of-pocket expenses of Toshiba and the fees and expenses of Morrison & Foerster LLP, Delaware counsel to Toshiba and GLCA in connection with the Restructuring, except as otherwise provided in the Toshiba PSA.

Corporate Governance
The New Board shall have between seven (7) and eleven (11) members, consisting of the chief executive officer of reorganized USEC and between six (6) and ten (10) members (all of whom shall be U.S. citizens, except and to the extent that mitigation measures acceptable to the NRC and DOE are in place), including the Chairperson, which shall be the individuals identified in connection with satisfaction of the Material Conditions.
B&W and Toshiba shall each have the right, but not the obligation, to elect one member consistent with current board/information arrangements among B&W, Toshiba and USEC.
Registration
The Company will register the New Common Stock under the Exchange Act and maintain its status as a reporting company. Subject to meeting applicable listing standards, the Company will use commercially reasonable efforts to list the New Common Stock for trading on a national securities exchange as soon as practicable following the Effective Date. To the extent reasonably practicable, without derogating from the terms hereof, the parties shall structure the Plan to maximize the ability of USEC to list the New Common Stock on a national securities exchange.
The New Common Stock will be issued pursuant to one or more exemptions from registration under federal and state securities laws, including the exemption provided by section 1145 of the Bankruptcy Code, if applicable. Registration rights for Noteholders who cannot use the section 1145 exemption, such as certain affiliates, to be discussed.
The parties shall use good faith efforts to structure the Restructuring and the transactions contemplated to the maximum extent possible in a tax-efficient manner for the Company and the Consenting Noteholders.
Releases
To the extent permitted by applicable law and approved by the Bankruptcy Court, the Plan shall provide for the release by USEC and creditors voting in favor of the Plan receiving a recovery under the Plan of any and all claims or causes of action, known or unknown, relating to any pre-Petition Date acts or omissions, except for gross negligence, willful misconduct, criminal misconduct or fraud, committed by any of the following: (i) USEC, (ii) any of USEC’s affiliates, (iii) the current directors and officers of USEC and each of its affiliates (as of the Effective Date); (iv) the Consenting Noteholders, (v) B&W in its capacity as the holder of the B&W Claims and/or Interests, (vi) Toshiba in its capacity as the holder of the Toshiba Claims and/or Interests, and (vii) each of the directors, officers, partners, members, managers, representatives, employees and advisors of (i)-(vi).
Exculpation
To the extent permitted by applicable law and approved by the Bankruptcy Court, USEC, USEC’s affiliates, the Consenting Noteholders, B&W, Toshiba and their respective directors, officers, partners, members, managers, representatives, employees and advisors shall have no liability to any holder of a claim or equity interest for any act or omission in connection with, or arising out of, the negotiation and implementation of the Restructuring, including the negotiation and the pursuit of approval of the Disclosure Statement, the Plan and the solicitation of votes for, or confirmation of, the Plan, and the consummation of the Plan, except for willful misconduct, gross negligence, criminal misconduct or fraud as determined by a final order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

Other Restructuring Actions
Paducah transition planning and RD&D Program to be discussed and reasonably acceptable to the Majority Consenting Noteholders.

Exhibit B
Assumption Agreement
Reference is hereby made to that certain Plan Support Agreement (as such agreement may be amended, modified or supplemented from time to time, the “Plan Support Agreement”) among USEC Inc. and the noteholders party thereto. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan Support Agreement. As a condition precedent to becoming the beneficial holder or owner of [__________] dollars ($__________) in [___] Notes (the “New Notes”), the undersigned ______________ (the “Transferee”) hereby agrees to become bound by the terms, conditions and obligations set forth in the Plan Support Agreement. This Assumption Agreement shall take effect and shall become an integral part of the Plan Support Agreement immediately upon its execution and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Plan Support Agreement as of the date thereof.
Transferee hereby represents that, after giving effect to its acquisition of the New Notes, Transferee, together with its Affiliates, directly or indirectly, legally or beneficially owns or holds $[___] in principal amount of the Notes.
IN WITNESS WHEREOF, the ASSUMPTION AGREEMENT has been duly executed by the undersigned as of the date specified below.
Date: __________, 2013

TRANSFEREE:

______________________________________
Name of Transferee

______________________________________
Signature of Authorized Signatory of Transferee

______________________________________
(Type or Print Name and Title of Authorized Signatory)

Address of Transferee:

______________________________________
______________________________________
______________________________________
Attn:__________________________________
Tel:___________________________________
Fax:__________________________________
Email: ________________________________

Exhibit C
Draft Press Release

[OMITTED; FILED WITH ORIGINAL AGREEMENT DATED 12/13/13]

Exhibit D
Form of Plan
[OMITTED; FILED ON 8-K WITH ORIGINAL AGEEMENT DATED 12/13/13; SUPERSEDED BY PLAN FILED WITH BANKRUPTCY COURT]

Exhibit E
Form of USEC Governing Documents

[OMITTED; FILED ON 8-K WITH ORIGINAL AGREEMENT DATED 12/13/13;
SUPERSEDED BY NEW USEC GOVERNING DOCUMENTS IN PLAN SUPPLEMENT FILED WITH BANKRUPTCY COURT]